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                                                                    EXHIBIT 99.6



                          CONSENT OF FINANCIAL ADVISOR


SWS Securities, Inc. hereby consents to the references to our firm in the Joint Proxy Statement/Prospectus, filed with the Securities and Exchange Commission, for the special meeting of the stockholders of Magnum Hunter Resources, Inc. and Prize Energy Corp. and the inclusion of the Fairness Opinion of SWS Securities, Inc. as Annex C included therein.

                                       SWS SECURITIES, INC.


                                       By: /s/ Richard L. Davis
                                          --------------------------------------
                                          Richard L. Davis
                                          Managing Director

Dallas, Texas
January 14, 2002